Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated February 11, 2003 on the financial statements of Granite Falls Community Ethanol Plant, LLC as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 and for the period from inception to December 31, 2002 in the Special Report Pursuant to Rule 15(d)-2 of Granite Falls Community Ethanol Plant, LLC dated on or about May 7, 2003.

/s/	Boulay, Heutmaker, Zibell & Co. P.L.L.P
Certified Public Accountants

Minneapolis, Minnesota
May 7, 2003